TVI CORPORATION

7100 Holladay Tyler Road, Glenn Dale, Maryland 20769
Telelephone:301-352-8800,  Fax:301-352-8818




NOTICE OF ANNUAL MEETING OF
SHAREHOLDERS OF TVI CORPORATION
TO BE HELD ON JUNE 5, 2001


NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of TVI Corporation ("the Company") will be held at 2:00 p.m. (EST) on Tuesday, June 5, 2001 at the Company's offices located at 7100 Holladay Tyler Road, Glenn Dale, Maryland 20769. The shareholders will consider and act upon the following proposals:

     1. to ratify the appointment of Gilliland and Associates, P.C. to serve as auditor of the Company's financial statements for the fiscal year 2000, ending December 31, 2000.

     2. to elect five (5) directors to serve until the next annual meeting and until their successors have been elected and qualified.

     3. to amend the Company's 1998 Qualified Stock Option Plan to increase the number of common shares provided by the Plan from 3,000,000 to 6,000,000 shares.

     4. to approve an increase in the maximum number of shares of common stock which the company may issue from 35,000,000 to 45,000,000.


Only shareholders of record on the books of the Company at the close of business on April 20, 2001 will be entitled to notice and to vote at the meeting or any adjournment thereof.

                                   By Order of the Board of Directors


                                   ____________________________________
                                   RUDY J. DIAZ
                                   Secretary



IMPORTANT

MANAGEMENT IS SOLICITING YOUR PROXY IF YOU DO NOT PLAN TO ATTEND THE MEETING. A PROXY FOR THIS PURPOSE IS ENCLOSED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.

 TVI CORPORATION

PROXY   STATEMENT

FOR THE ANNUAL MEETING OF THE
SHAREHOLDERS OF TVI CORPORATION

To be held June 5, 2001

This statement is furnished in connection with matters to be voted at the annual meeting of shareholders of TVI Corporation (the Company) to be held at 2:00 p.m. EST on Tuesday, June 5, 2001 at the Company's offices at 7100 Holladay Tyler Road, Glenn Dale, Maryland 20769, and at any or all adjournments thereof with respect to the matters referred to in the accompanying notice.
NOTICE

MANAGEMENT DOES SOLICIT YOUR PROXY IF YOU DO NOT PLAN TO ATTEND THE MEETING. A PROXY FOR THIS PURPOSE IS ENCLOSED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.


VOTING SECURITIES AND RECORD DATE

The common stock is the only outstanding class of voting securities. Holders of record at the close of business on April 20, 2001 are entitled to notice of the meeting and to vote at the meeting or an adjournment thereof. At the close of business on April 20, 2001, there were 24,634,443 shares of common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote at the meeting.


QUORUM AND MAJORITY

The presence, in person or by proxy, of the holders of a majority of the total of the outstanding voting shares is necessary to constitute a quorum at the annual meeting. Approval of the proposals to be presented at the annual meeting will require the affirmative vote of the holders of a majority of the shares present at the meeting.

The Company will observe the following rules in tabulating votes:

     a. Abstentions and Broker Non-Votes will be counted as votes present for purposes of determining a Quorum.

     b.  Any Discretionary Broker Votes will counted as regular votes.

     c. Abstentions will be disregarded and not counted in determining whether a majority of votes cast were for or against a Proposal.
MATTERS TO BE ACTED UPON

Four proposals are being presented to the shareholders for a vote at the Annual Meeting. These proposals are presented and discussed in the following sections.


PROPOSAL ONE:  RATIFICATION OF GILLIAND AND ASSOCIATES, C.P. 2000 AUDITOR

The Board of Directors voted to retain the firm of Gilliland and Associates, PC to perform an audit of the Company's financial operations for fiscal year 2000, subject to the approval of shareholders. Accordingly, the shareholders will be asked to vote to ratify the retention of the firm of Gilliland and Associates to prepare an audit for the year 2000. This audit is to comply with all SEC requirements, and will enable the Company to report to the SEC in compliance with all applicable law and regulations.

The audit has been completed, and has been included in the Company's Form 10-KSB submitted to the SEC and was provided to all Shareholders of record.

Management recommends a vote for this proposal.


PROPOSAL TWO:  ELECTION OF DIRECTORS

Five directors are to be elected at the annual meeting and those persons elected will hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. The bylaws provide that the board of directors shall consist of no more than ten members, with the actual number to be established by resolution of the board of directors. The current board of directors has by resolution established the number of directors at seven. Current management has nominated the five individuals for election or re-election to the board, as described below.

Two current directors, Messrs. Diaz and Sample, have decided not to stand for re-election. Their decision is based upon personal reasons, and not because of any disagreement with the Company's policies or practices.

There may be additional nominations at the shareholders meeting, and any such nomination duly made will be voted upon at the meeting.

Any vacancy that exists or occurs during the year may be filled by a majority vote of the board of directors without any further shareholder action. The vacancy may be filled for the remainder of the term, which is until the next
annual meeting.   There is no reason to believe that any nominees will be
unable to serve if elected, and to the knowledge of management all nominees intend to serve the entire term for which election is sought.

Management has nominated and recommends election of the following persons to the TVI Board of Directors:

Nominees            Age  Director Since      Position with Company

Allen E. Bender          70       4-11-95              Director and CEO

Joseph J. Borkoski  51       2-11-99              Director

Stephen A. Day      51       Nominee              Director Nominee

Joseph Duffy        56       2-11-99              Director

Mark N. Hammond          42       7-20-96              Director and Treasurer

ALLEN E. BENDER
Mr. Bender is currently the Chief Executive Officer of the company and has held that position since April 1995. Prior to this employment and for a number of years he was an independent management consultant specializing in management, marketing, and computer systems. He is a retired Naval officer having served 22 years as a medical technician and hospital administrator. He holds an MS in Financial Management from George Washington University.

JOSEPH J. BORKOSKI
Mr. Borkoski has held several executive positions which included managerial, business development, and merger/acquisition roles. Previous employers include Diversified International Sciences Corp and ManTech International.
He has an engineering degree from the University of Maryland and advanced degrees from the Wharton School of Business and the University of Southern California. He has specific expertise in business development and marketing, and is a member of the business faculty of Anne Arundel Community College. He currently holds the position of President at Regal Decision Systems, Inc., and manages his own consulting firm.

STEPHEN A. DAY
Mr. Day is a consultant and entrepreneur specializing in firms that serve federal, state, and international markets. For the past four years he has focused on Domestic Preparedness matters, working with FEMA, the FBI, and the National Guard. For the five years prior to this he was involved in international trade and consulting, including two years of trade development with China. He has also worked with the United Methodist Church developing support programs, and with a private corporation engaged in residential and commercial development. He has a degree in Business Administration from the University of Tennessee, and serves as Chairman of the Day Technology Group.

JOSEPH J. DUFFY
Mr. Duffy has held executive positions in several major firms in both CEO and CFO roles. Past employers include Eastmet Corporation, McCulloch Corporation, Vision Hardware Corp, and Woodbrook Capital. He holds a degree in accounting from LaSalle University. He has been active in turnaround management for over fifteen years, serving in major roles in several corporate restructurings, revitalizations, or bankruptcy reorganizations. He serves as a director and advisor on a number of boards. He is currently the CEO of Duffy Consulting Group, LLC.

MARK N. HAMMOND
Mr. Hammond is currently the Chief Financial Officer of the National Soft Drink Association. He has previously held various financial management positions with the Association. He is a Certified Public Accountant and has 24 years public accounting experience. He has a BS in Accounting and is a member of several professional accountant associations.


REMUNERATION AND OTHER COMPENSATION OF MANAGEMENT

Three management employees are currently receiving salaries. They are the CEO, the president, and the vice president. Incumbents, current remuneration, and year 2000 remuneration for these three positions are as follows:

     CEO - Allen E. Bender;

      a. Mr. Bender has served as CEO since April 1995. He held the additional position of president until January 15, 2001 for which he received
no pay.   Mr. Bender has also served as a director during this period, and has received the same remuneration as other directors.

       b. Mr. Bender's base salary for the year 2000 was $60,000 per year for the first six months and $72,000 for the second six months. Mr. Bender was also granted an incentive stock option for 150,000 shares. The option was granted at market, and expires in four years. One third of the option is conditioned upon his continued employment for one year, and another third requires his continued employment for two years. Mr. Bender was authorized a cash bonus of $14,400 by the Board in December 2000. Mr. Bender's total cash salary for 2000 was $80,477.

     c. Mr. Bender's base salary was increased by the Board to $82,800 effective January 1, 2001, and currently remains at this amount.

     President - Keith L. Davis;

     a.  Mr. Davis was employed as president effective January 15, 2001.

     b. Mr. Davis' annual salary is $95,000. He was also granted an incentive stock option for 200,000 shares. The option was granted at market, an expires in three years. One half of the option is conditioned upon his service for one year.

     Vice President - Charles L. Sample;

     a. Mr. Sample has served as Vice President since April 1995. During this same period he has also served as either Secretary, Treasurer, or Assistant Secretary/Treasurer for which he received no additional pay.. He has also served as a director during this period, and has received the same remuneration as other directors.

     b.   Mr. Sample's base salary for the year 2000 was $48,000 for the
first three months, and $60,000 for the remaining nine months.    Mr. Sample
was also granted an incentive stock option for 50,000 shares. The option was granted at market, is subject to his continued employment, and expires in four years. Mr. Sample was paid a sales bonus of $762 during the year, and was authorized a cash bonus of $20,000 by the Board in December 2000. His total cash salary for 2000 was $77,762.

     c. Mr. Sample's salary was increased by the Board to $69,000 effective January 1, 2001, and currently remains at this amount.

The following table sets forth, as of April 20, 2001, the number of shares of the Company's voting securities owned to the knowledge of the Company, by each beneficial owner of more than 5% of such voting security, by each officer and director, and by all officers and directors of the Company as a group. The percentages have been calculated by combining the common stock and liquidating preferred stock and by treating as outstanding for purposes of calculating the percentage ownership of a particular person, all shares of the Company's stock outstanding as of such date and all such shares issuable to such person in the event of the exercise of the person's options or warrants, if any, exercisable at such date or within 60 days thereafter.


OFFICERS, DIRECTORS AND NOMINEES:

Name and Address              Amount of                Percentage of
of Beneficial Owner      Beneficial Ownership          Voting Securities

Allen E. Bender               2,305,000       (1)        8.3%
2411 Pimpernel Drive
Waldorf, MD 20603

Joseph J. Borkoski         400,000      (2)         1.4%
1077 Old County Road
 Severna Park, MD 21146

Stephen A. Day                   0                    0
11750 Tysons Boulevard
McLean, VA 22106

Keith L. Davis             100,000      (3)         0.4%
16108 Baconsfield Lane
Monkton, MD 21111

Rudy J. Diaz               660,218      (4)         2.4%
430 Newport Heights.
Alpharetta, GA 30005

Joseph J. Duffy                 400,000      (5)         1.4%

1077 Old County Road
Severna Park, MD 21146

Mark N. Hammond                 550,000      (6)         2.0%
2303 Alstead Lane
Bowie, MD 20716

Charles L. Sample             1,027,350      (7)         3.7%
11615 Bonaventure Dr.
Upper Marlboro, MD 20772

All Officers and Directors    5,442,568      (8)       19.7%

Notes:
(1)  Includes options for    800,000 shares
(2)  Includes options for    300,000 shares
(3)  Includes options for    100,000 shares
(4)  Includes options for    400,000 shares
(5)  Includes options for    400,000 shares
(6)  Includes options for    375,000 shares
(7)  Includes options for    682,350 shares
(8)  Includes options for 3,057,350 shares

Management recommends a vote for these candidates.


PROPOSAL THREE:   INCREASE IN SHARES FOR INCENTIVE STOCK OPTION PLAN

This proposal increase the number of common shares provided by the Company's 1998 Incentive Stock Option Plan from 3,000,000 shares to 6,000,000 shares.

The Plan originally approved by the Shareholders provided 3,000,000 shares. Options covering all of these shares have been granted, and no further Qualified stock options may be granted. Management believes that the availability of qualified stock options to attract, retain, and motivate key employees are very important to the future success of the Company.

At its May meeting in 1998, the Board adopted an Incentive Stock Option Plan. The Plan was intended and designed to qualify under all IRS and SEC regulations. Rather than adopt a second plan for options that would NOT qualify under IRS regulations as is done by many companies, the Board elected to adopt a consolidated Plan which would cover all options, both qualified and non-qualified. This was done to simplify and facilitate accounting and management of the Plan. The Plan is administered by the full Board of Directors, and does not permit granting options with an exercise price less than market price at time of grant. The initial Plan provided for 3,000,000 shares. The Plan was proposed to the Shareholders in the 1998 Proxy Statement, and was approved by the Shareholders at the October 1998 Annual Meeting of Shareholders

The major difference between the two classes of options is that Qualified options can only be granted to Company employees, are not transferable, and are not penalized by the Tax Code. Non-qualified options are granted to outside directors and consultants, and carry a tax disadvantage to both the recipient and the Company.

Options under the Plan have been used largely as remuneration for Board members. Except for one grant to a consultant, the remaining grants have been to key employees of the Company.

The Board has determined and has followed the policy since the Company was reorganized in 1995 that its very limited cash should be devoted to working capital and growth of the Company, and it has constrained salary and service payments as much as possible. The Board has also determined that it is in the best interest of the Company and its Shareholders that all Board members and Key Employees should have an ownership stake in the Company, and options provide a means to encourage and facilitate stock ownership by employees and Board members.

The following table lists the grants of options under the Plan which have been made to Board Members as remuneration for their service. The standard grant has been an option for 100,000 shares of stock, granted at market price on the
day of organizational meeting of the new Board.    These grants have been the
sole payment to Board members for their services on the Board.

     Allen Bender        300,000   Payment for three terms on the Board
     Joseph Borkoski          400,000   Initial election, payment for three
terms on the Board
     Rudy Diaz           300,000   Payment for three terms on the Board
     Joseph Duffy        400,000   Initial election, payment for three
terms on the Board
     Mark Hammond        300,000   Payment for three terms on the Board
     Charles Sample      300,000   Payment for three terms on the Board

The three terms were 1998-99, 1999-00, and 2000-01. Total options granted to all Board members for three years of service is 2,000,000.

The following table lists the grants of options under the Plan which have been made to Management as a performance incentive and as additional remuneration for their services.

     Allen Bender        300,000
     Charles Sample      149,000

These options represent grants made in 1999 and 2000. No employee options were granted in 1998. Total Management Employee options granted under the Plan are 449,000. Mr. Bender's salary was $60,000 in both 1998 and 1999.
Mr. Sample's salary was $48,000 in both 1998 and 1999. Their salaries for 2000 are presented in a preceding section.

The following table lists the grants of options under the Plan which have been made to Key Employees as a performance incentive and as additional remuneration for their services.

     Jerrry Griffith           174,000
     Scott Arnold          75,000
     Richard Esser         72,000
     June Napora                48,000
     Lester Gaines         48,000

These options represent grants made in 1999 and 2000. No employee options were granted in 1998. Total Key Employee options granted under the Plan are 417,000.

An option for 100,000 shares was granted to a consultant as compensation for services rendered. Additionally, an option for 200,000 shares has been granted to the new president which will be issued under the Plan if this Amendment is approved.

A summary of all options granted under the Plan is as follows:

     Board Remuneration       2,000,000
     Management Incentives           449,000
     Key Employees Incentives   417,000
     Consultant                      100,000
     Officer Incentive               200,000
          Total Options Granted:   3,166,000

The Board of Directors believes that all of these options were in the best interest of the Company and its shareholders, and represent prudent use of working capital and assets. The Board continues to believe that Stock Options are an important tool in attracting, retaining, and motivating essential personnel and management resources. The Board expects that future compensation will include a larger cash component, and it will rely less on stock options as the only form of remuneration. However, the Board is convinced that continued growth of the Company will be supported and enhanced by availability and use of Incentive Stock Options. Approval of the Amendment to add an additional 3,000,000 shares to the 1998 Qualified Stock Option Plan is therefore very important.

Management recommends approval of this Proposal.


PROPOSAL FOUR:  INCREASE IN AUTHORIZED SHARES

This Proposal would authorize the Company to amend its Articles of Incorporation to increase the number of Common Shares which it may issue from the current amount of 35,000,000 shares to 45,000,000 shares.

Most of the Authorized Shares are either already issued or are reserved for existing and potential requirements. Additional shares would enable the company to seek equity financing, make acquisitions, use stock instead of cash for various corporate purposes, and be available for related corporate development and capitalization initiatives.

No project is currently at the stage where a commitment of stock is necessary, and no need may materialize in the for seeable future. However, the Company is actively seeking various corporate development initiatives such as merger or acquisition, strategic partnering and relationships, and product acquisition. Success of any of these initiatives will likely depend upon availability and issuance of TVI stock, and lack of unissued stock could discourage interest and negotiations by potential target firms.

At April 20, 2001 most of the Authorized Shares were already issued or intended for other purposes. The following table presents a summary of stock use:

     Shares issued and outstanding      24,600,000
     Reserved for outstanding options    3,800,000
     Conversion of Preferred and Notes     750,000
     Support Amended Option Plan         3,000,000
     Total Shares Issued or Committed:   33,000,000

Note that even if the amendment to the Stock Option Plan of Proposal Three is not approved, the Company could and would have to grant options outside of a qualified or tax advantaged plan.

As part of the Company's bankruptcy reorganization in 1993, about 5 million shares were issued. In 1993 and 1994 as a result of the embezzlement scheme of the then president, about 18 million shares were issued. The Company received little if any benefit from issuance of these shares. In 1996 as the Company's circumstances became established, it was clear that there were insufficient shares to meet existing commitments. There was a deficit of two or there million shares. Further, there would have been no shares available for future corporate purposes.

To address this major problem, management proposed in 1996 a reverse stock split. This would have reduced the shares issued but left the number authorized unchanged. The Reverse Split was authorized by the Shareholders in late 1996, but with significant opposition. Many shareholders urged the Company to increase the Authorized Shares instead. Management agreed, and did not implement the Reverse Split. The following year, management proposed and the Shareholders approved at the 1997 Annual Meeting of Shareholders an increase in Authorized Shares from 25,000,000 to 35,000,000. The Articles of Incorporation were subsequently amended, and the number os Authorized Shares was set at 35,000,000.

The additional 10 million shares have been adequate for corporate needs for the ensuing three years. The initial shortage was covered, options have been exercised and granted, and debt has been exchanged for stock. As noted in
the summary above, about 6 million shares remain unencumbered.    However,
reserving 3 million shares for the Incentive Stock Option Plan leaves only 3 million available for corporate initiative. Management believes that the increased shares authorized in 1997 have been used wisely and have supported the Company's efforts to achieve corporate viability.

The Board believes that the Company should be in a position and have the flexibility to pursue expansion or capitalization opportunities within an
existing and approved structure.   The cost and time to schedule a
Shareholders Meeting for the purpose of increasing shares or authorizing a reverse stock split could jeopardize any proposed project. Recognizing the risk and delay of such action, some expansion targets might be reluctant to even enter ento any discussion with the Company. Thus, the Board believes that approval of this Proposal is essential to the Company's future.

Management recommends approval of this proposal.


SHAREHOLDER PROPOSALS

No formal proposals have been presented by shareholders to the Board at the time of preparation of this Proxy Information Statement.




MANAGEMENT DOES SOLICIT YOUR PROXY IF YOU DO NOT PLAN TO ATTEND THE MEETING. A PROXY FOR THIS PURPOSE IS ENCLOSED. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING.